Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Nomination and Standstill Agreement (this “Agreement”) dated as of February 12, 2014, is by and among Foundation Onshore Fund, L.P., Foundation Offshore Master Fund, Ltd., Foundation Offshore Fund, Ltd., Foundation Asset Management GP, LLC, Foundation Asset Management, LLC, David Charney, Sky Wilber (collectively, the “Foundation Group”), Engine Capital, L.P., Engine Jet Capital, L.P., Engine Capital Management, LLC, Engine Investments, LLC, Arnaud Ajdler, (collectively, the “Engine Group” and, together with the Foundation Group, the “Shareholders”, and individually each a “Shareholder”), Glenn Christenson, Arnaud Ajdler (collectively, the “New Independent Directors”) and Stewart Information Services Corporation, a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Shareholders are currently the beneficial owners of approximately 1,827,714 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”), which represents approximately 8.5% of the issued and outstanding shares of Common Stock;

WHEREAS, the Nominating/Corporate Governance Committee of the Board (the “Governance Committee”) and the Company’s Board of Directors (the “Board”) have considered the qualifications of the New Independent Directors and conducted such review as they have deemed appropriate, including reviewing materials provided by the New Independent Directors; and

WHEREAS, the Governance Committee has recommended that the Company, among other things, include the New Independent Directors in its slate of nominees for election to the Board at the next annual meeting of stockholders and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS

1.1 Director Nominees

Having had discussions with the Shareholders regarding the nominees to be nominated for election to the Board at the Company’s 2014 annual meeting of stockholders (the “2014 Meeting”), the Governance Committee has reviewed the nominations and has recommended that the Board nominate the New Independent Directors for election as directors of the Company at the 2014 Meeting on the terms set out in this Agreement. For the avoidance of doubt, in addition to the New Independent Directors, the Board will also nominate three (3) additional directors for election at the 2014 Meeting by the holders of Common Stock. Concurrent with the execution and delivery of this Agreement, the Board has determined and agreed to nominate the New Independent Directors for election as directors of the Company at the 2014 Meeting, and to prepare, file with the Securities and Exchange Commission and disseminate to the Company’s stockholders proxy soliciting materials describing the terms of this Agreement. If a New Independent Director is elected by the Company’s stockholders to serve as a director on the Board at the 2014 Meeting, such New Independent Director shall serve until the annual meeting of stockholders of the Company in 2015 (the “2015 Meeting”), or until his or her earlier death, resignation, disqualification or removal. The Company shall use the same solicitation efforts on behalf of the New Independent Directors as for all other nominees.

The Company agrees that if either of the New Independent Directors is unable to serve as a director, resigns as a director or is removed as a director prior to the 2015 Meeting and at such time the Shareholders beneficially owns in the aggregate at least the lesser of 4.0% of the Company’s then outstanding Common Stock and 857,922 shares of Common Stock (subject to adjustment for stock splits, reclassifications and similar adjustments), Foundation Asset Management, LLC shall have the ability to recommend a substitute person(s); provided that, (i) any substitute will qualify as “independent” under the rules of the New York Stock Exchange, (ii) if Mr. Christenson (or any replacement for Mr. Christenson) is the director for whom a substitute is sought, such substitute shall be independent of, and not affiliated with, the Shareholders and (iii) in each case subject to the approval of the Governance Committee after exercising its fiduciary duties. In the event the Governance Committee does not accept a substitute person recommended by Foundation Asset Management, LLC, then Foundation Asset Management, LLC will have the right to recommend additional substitute person(s) for consideration by the Governance Committee. Upon the acceptance of a replacement director nominee by the Governance Committee, the Board will appoint such replacement director to the Board no later than five business days after the Governance Committee recommendation of such replacement director.

1.2 Board Committees

(a) Immediately following the 2014 Meeting, the Board shall hold a meeting of the Board at which it shall create a new committee of the Board (such committee, the “Advisory Committee”) consisting of Thomas Apel, one (1) New Independent Director chosen by the Board and one (1) director to be chosen in the Board’s sole discretion for the purpose of overseeing the Company’s cost-reduction initiatives and reviewing the Company’s operations (efficiency, compensation, cost structure and other considerations) to determine if additional cost reductions are obtainable. The Advisory Committee shall hire a consultant to review the Company’s cost structure and to make additional recommendations on any cost-cutting initiatives. The Chairman of the Board and CEO shall be entitled to participate in meetings of the Advisory Committee.

(b) Effective as of the first meeting of the Board following the 2014 Meeting, but in any event no later than five (5) business days following the 2014 Meeting, the Board shall choose, in its sole discretion, at least one (1) New Independent Director to be a member of each of the Nominating and Corporate Governance Committee, Compensation Committee, Audit Committee, Executive Committee, if existing, Technology Advisory Committee, if existing, and any new committee of the Board created prior to the 2015 Meeting (collectively, the “Committees”); provided, however, the New Independent Directors need not be placed on any committee formed in connection with a potential, threatened or actual election contest at the 2015 Meeting (or 2016 Meeting if this Agreement is extended pursuant to Section 4.1(b)).

1.3 Earnings Calls

The Company agrees to host public earnings calls commencing with the first quarter earnings call of 2014.

1.4 Executive Compensation

Following the execution of this Agreement, the Compensation Committee will review the incentive portions of the Company’s senior executives’ compensation structure in order to further align such executives’ performance incentives with per share metrics.

ARTICLE 2

COVENANTS

2.1 Covenants of the Shareholders

(a) Each of the Shareholders agrees that: (i) at the 2014 Meeting and at any subsequent shareholder meeting during the Covered Period (as defined herein), except as otherwise provided in Section 2.1(c)(i)(B) herein, it shall vote all of the shares of Common Stock beneficially owned by it in accordance with the Board’s recommendation with respect to nominees to the Board and with respect to any other matter presented to shareholders; and (ii) it will not grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent during the Covered Period; provided, however, at the 2014 Meeting, as relates solely to the proposals other than the election of directors, if Institutional Shareholder Services Inc. (“ISS”) recommends a vote “against” any proposal, each Shareholder shall be permitted to vote all of the shares of Common Stock beneficially owned by it in accordance with the ISS recommendation if, after discussing the proposals with the Company in good faith, such Shareholder subsequently decides to follow the ISS recommendation rather than the Board’s recommendation.

(b) The Shareholders and the New Independent Directors agree that if at any point during the Covered Period the Shareholders do not collectively own at least 4.0% of the Common Stock (subject to adjustment for stock splits, reclassifications and similar adjustments), Arnaud Ajdler (or his replacement, if applicable) will promptly resign from the Board and the obligation of the Company to include Mr. Ajdler (or his replacement, if applicable) on the Board will cease; provided, however, the remainder of this Agreement, including the other covenants in this Section 2.1, will remain in place for the duration of the Covered Period.

(c) Each of the Shareholders agree that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 4.1 (the “Covered Period”), unless such Shareholder shall have been specifically invited in writing by the Board, neither such Shareholder nor any controlled affiliates of such Shareholder (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or any other parties under common management therewith (“Representatives”) acting on behalf of such Shareholder will in any manner, directly or indirectly (including, without limitation, by directing, requesting or suggesting that any other person do so):

(i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in:

(A) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of or any other right with respect to, any securities or other obligations of the Company or any of its subsidiaries (directly or by means of any Derivative Securities) (except (i) to the extent issued by the Company in respect of its shares of capital stock to all existing stockholders, including to a Shareholder and (ii) the acquisition by the Shareholders or a Shareholder’s controlled affiliates, in compliance with applicable securities laws, of additional shares of (or economic interest in) Common Stock of the Company following the date hereof (provided that at no time during the Covered Period shall (i) the Foundation Group or the Engine Group each individually beneficially own (or have an economic interest) in excess of 9.99% of the issued and outstanding voting securities of the Company or (ii) the Shareholders and any Shareholder Affiliates collectively beneficially own (or have an economic interest) in excess of 14.99% of the issued and outstanding voting securities of the Company)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise. For the purposes of this Agreement, the term “Derivative Securities” means, with respect to any person, any rights, options or other securities convertible into or exchangeable for securities, bank debt or other obligations or any obligations measured by the price or value of any securities, bank debt or other obligations of such person, including without limitation any swaps or other derivative arrangements.;

(B) any (i) tender or exchange offer for securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its subsidiaries; or (ii) recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its subsidiaries; provided, however, that nothing herein will limit the ability of (1) any Shareholder or its respective Representatives, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company with respect to any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction or (2) any Shareholder, in accordance with the applicable exemption under Rule 14a-1(l)(2)(iv) of the proxy rules, to announce its opposition to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company;

(C) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors) with respect to any voting securities of the Company or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of shareholders of the Company for the approval of any shareholder proposals with respect to the Company, or the solicitation, advisement or influence of any person with respect to the voting of any voting securities of the Company.

(ii) deposit any shares of Common Stock or other voting securities of the Company in a voting trust or subject shares of Common Stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholder vote or consent of the Company;

(iii) form, join or in any way participate in a “group” (other than the existing group that consists of all or some lesser number of the Shareholders) as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company or otherwise in connection with any of the foregoing (other than as disclosed in the current Schedule 13D filed by the Shareholders); provided, however, that nothing herein shall limit the ability of a Representative of any of the Shareholders to join the “group” following the execution of this Agreement, so long as any such Representative agrees to be bound by the terms and conditions of this Agreement;

(iv) (A) call or seek to call any meeting of shareholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of shareholders; (B) seek to have the shareholders authorize or take corporate action by written consent without a meeting, solicit any consents from shareholders or grant any consent or proxy for a consent to any third party seeking to have the shareholders authorize or take corporate action by written consent without a meeting; (C) seek representation on the Board; (D) seek the removal of any member of the Board; (E) conduct a referendum of shareholders; or (F) make a request for a shareholder list or other similar Company books and records;

(v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries;

(vi) disclose any intention, plan or arrangement inconsistent with the foregoing;

(vii) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its subsidiaries with) any third party to do any of the foregoing;

(xiii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 2.1; or

(ix) request that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or for the Board to specifically invite any Shareholder or any of its Representatives to take any of the actions prohibited by this Section 2.1.

The foregoing provisions of this Section 2.1(b) shall not be deemed (i) to prohibit the Shareholders and their Representatives from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or (ii) to restrict in any manner each New Independent Director from acting in his capacity as a director and in accordance with his fiduciary duties; provided, however, that such action does not require public disclosure by the Company or the Shareholders of any matter that would otherwise violate this Section 2.1(c).

(d) The Shareholders shall, and shall cause their applicable affiliates to promptly file an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Shareholders shall provide the Company and its counsel with a copy of such amendment to their Schedule 13D within a reasonable period in advance of filing such amendment with the SEC in order to provide the Company with a reasonable opportunity to review and comment on such materials. The Shareholders shall, in good faith, take into consideration the comments received from the Company on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials.

(e) Upon request of the Company, the Shareholders shall notify the Company of the number of shares of Common Stock beneficially owned by each of the Engine Group and the Foundation Group.

2.2 Covenants of the Company

(a) The Company shall allow the New Independent Directors to observe each meeting of the Board and the Committees from the date hereof until the date of the 2014 Meeting as non-voting observers, and each New Independent Director shall be entitled to receive all documents, material and information that is made available to the Board and the Committees; provided, however, each New Independent Director shall execute a confidentiality agreement with customary terms prior to observing any Board and Committee meetings and as a condition to the Company’s obligation to allow the New Independent Directors to observe such Board and Committee meetings.

(b) The Company shall promptly file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(c) The Company shall provide the Shareholders and their counsel with a copy of the Form 8-K referenced in clause (a) above within a reasonable period in advance of filing such Form 8-K with the SEC in order to provide the Shareholders with a reasonable opportunity to review and comment on such Form 8-K . The Company shall, in good faith, take into consideration the comments received from the Shareholders on such Form 8-K and shall take reasonable efforts to incorporate such comments into the Form 8-K.

(d) The Company shall hold the 2014 Meeting prior to May 30, 2014, unless the review by the Securities and Exchange Commission (the “SEC”) necessitates a later date, in which case the Company shall hold the 2014 Meeting as soon as practicable after the SEC review and comment process has been completed.

2.3 Joint Covenants

The Company and the Shareholders shall work together to obtain from, and the New Independent Directors agree to provide, a signed agreement to the effect that (x) such New Independent Directors consent to serve as a director of the Company, if elected, and to be included in the Company’s proxy statement and proxy card and (y) will be bound by all policies, codes and guidelines applicable to directors, and such signed agreement shall be a condition to each New Independent Director’s nomination. The Shareholders and the New Independent Directors will provide any applicable information, consents and filings to any insurance regulatory authority and acknowledge that the Company’s obligations under this Agreement shall be subject to any required filings, consents or approvals of any such regulatory authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations of the Shareholders

The Shareholders represent and warrant as follows:

(a) The Shareholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Shareholders, constitutes a valid and binding obligation and agreement of the Shareholders and is enforceable against the Shareholders in accordance with its terms.

(c) The Shareholders, together with their affiliates, beneficially own, directly or indirectly, an aggregate of approximately 1,827,714 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Shareholders and their affiliates.

(d) To the knowledge of the Shareholders, each of the New Independent Directors (A) is “independent” under the rules of the New York Stock Exchange and Rule 10A-3 of the Exchange Act, (B) is not an “interested person”, as defined in the Investment Company Act of 1940, as amended, of the Shareholders and (C) has no agreements, arrangements or understandings (whether compensatory or otherwise) with any of the Shareholders or their affiliates, except for Mr. Ajdler in his capacity as Managing Member of Engine Investments, LLC and its affiliates.

3.2 Representations of the Company

The Company represents and warrants as follows:

(a) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

ARTICLE 4

TERMINATION

4.1 Termination

This Agreement shall remain in full force and effect until the earliest of:

(a) the Company’s material breach of its obligations under Section 1.1 of this Agreement, provided that (if such breach is curable) the Shareholders have provided written notice to the Company of such breach and such breach has not been cured within a ten (10) day period;

(b) the date that is 10 business days prior to the expiration of the earlier of the Company’s advance notice deadline for the nomination of directors or the Company’s advance notice deadline for the submission of proposals at the 2015 Meeting, which dates shall only be deemed to refer to the notice periods as established by the Company’s Amended and Restated Bylaws and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act; provided, however, that if the Company provides written notice that it intends to nominate the New Independent Directors for election to the Board at the 2015 Meeting at least five (5) business days prior to the date described in this Section 4.1(b), then upon the Shareholders’ consent, the Agreement shall be automatically extended until the date that is 10 business days prior to the expiration of the earlier of the Company’s advance notice deadline for the nomination of directors at the Company’s 2016 annual meeting of stockholders (the “2016 Meeting”) or the Company’s advance notice deadline for the submission of proposals at the 2016 Meeting;

(c) such other date established by mutual written agreement of the Company and the Shareholders.

4.2 Effect of Termination

Article 5 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

GENERAL

5.1 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Stewart Information Services Corporation 1980 Post Oak Blvd. Houston, Texas 77056 Attention: Matthew Morris Telephone: 713-625-8000 Facsimile: 713-629-2323

with a copy (which shall not constitute notice) to	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10039 Attention: Richard J. Grossman Telephone: 212-735-3000 Facsimile: 917-777-2116

If to the Shareholders and any of their Representatives	c/o Foundation Asset Management, LLC 81 Main Street, Suite 306 White Plains, NY 10601 Attention: Ben Bresnahan Telephone: 914-574-2923 Facsimile: 914-574-2084

with a copy (which shall not constitute notice) to	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Steve Wolosky Telephone: 212-451-2300 Facsimile: 212-451-2222

5.2 No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

5.3 Communications; Publicity

The parties agree that the press release attached as Exhibit A hereto will be issued following execution of this Agreement and no party shall make any statement inconsistent with such press release.

During the Covered Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Representatives from making, any public statement or announcement that disparages the business or any current or former officers, employees, or directors of the other. The foregoing shall not prevent (i) any Shareholder, in accordance with the applicable exemption under Rule 14a-1(l)(2)(iv) of the proxy rules, from announcing its opposition to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company; or (ii) the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5.4 Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 5.1 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

5.5 Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.6 Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.7 Entire Agreement

This Agreement constitutes the entire agreement of all the parties and except as provided herein supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.8 Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.9 Expenses

All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided, however, that upon receipt of proper invoices in reasonable detail, the Company will reimburse such reasonable attorneys’ fees, costs and expenses of the Shareholders in connection with the matters related to the 2014 Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement up to a maximum amount of $75,000.

5.10 Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.11 Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Stewart Information Services Corporation

By:	/s/ Matthew Morris
	Name:	Matthew Morris
	Title:	Chief Executive Officer

[Signature Page to the Settlement Agreement]

Foundation Onshore Fund, L.P.

By:
Name:
Title:

Foundation Offshore Master Fund, Ltd.

By:
Name:
Title:

Foundation Offshore Fund, Ltd.

By:
Name:
Title:

Foundation Asset Management GP, LLC

By:
Name:
Title:

Foundation Asset Management, LLC

By:
Name:
Title:

[Signature Page to the Settlement Agreement]

/s/ David Charney
David Charney

/s/ Sky Wilber
Sky Wilber

[Signature Page to the Settlement Agreement]

Engine Capital, L.P.

By:
Name:
Title:

Engine Jet Capital, L.P.

By:
Name:
Title:

Engine Capital Management, LLC

By:
Name:
Title:

Engine Investments, LLC

By:
Name:
Title:

[Signature Page to the Settlement Agreement]

/s/ Arnaud Ajdler
Arnaud Ajdler, in his capacity as a Shareholder and a New Independent Director

/s/ Glenn Christenson
Glenn Christenson, in his capacity as a New Independent Director

[Signature Page to the Settlement Agreement]

EXHIBIT A

FOR IMMEDIATE RELEASE

STEWART INFORMATION SERVICES ANNOUNCES VALUE CREATION STRATEGIES

Nominates Two New Independent Directors for 2014 Annual Meeting

Announces Initiative Designed to Generate $25 Million in Annual Run Rate Savings by 2015

Expects to Return $70 Million to Stockholders by End of 2015 through Share Repurchase Program

HOUSTON, TX – February 13, 2014 – Stewart Information Services Corp. (NYSE: STC) (“Stewart”), a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance and other solutions that facilitate successful real estate transactions, today announced value creation strategies, including the nomination of two new independent directors, a cost savings initiative and a share repurchase program.

The cost savings initiative extends Stewart’s ongoing streamlining efforts and is expected to generate annual run rate pre-tax savings of $25 million by year end 2015.

The Stewart Board has also reviewed its capital allocation plans for 2014 and 2015, and expects to return $70 million to stockholders through a share repurchase program. It is currently expected that the share repurchase activity will begin in the second half of 2014, with the majority expected to occur throughout 2015. Under the share repurchase program, Stewart has the ability to purchase shares of its outstanding common stock through open market and in privately negotiated transactions at prices deemed appropriate by management. The timing, form and amount of share repurchases under the program will depend on a variety of factors, including market conditions, share price, the Company’s capital and liquidity position relative to internal and rating agency targets, legal requirements, including approval of release of cash from the regulated underwriter by the Company’s insurance regulators, corporate considerations, and other factors.

Stewart further announced it will begin hosting earnings conference calls commencing with the first quarter earnings call of 2014.

Matthew W. Morris, Chief Executive Officer of Stewart, said, “As evidenced by the increase in our stock price over the last two years, enhancing stockholder value has been a top priority for the Stewart Board. The strategies announced today will drive incremental value by further streamlining our cost profile and returning capital to our stockholders. I look forward to working closely with the Board and management team as we continue to execute our strategies for promoting sustainable growth and enhanced value.”

Stewart also announced today that it has agreed to nominate two new independent directors to the Stewart Board at the Company’s 2014 Annual Meeting: Glenn C. Christenson, managing director of Velstand Investments, LLC, and Arnaud Ajdler, managing partner of Engine Capital LP.

Dr. Edward Douglas Hodo, Chairman of the Stewart Board of Directors, said, “We look forward to welcoming Glenn and Arnaud to our Board at the Annual Meeting. Both of these individuals are highly qualified and will bring to Stewart’s Board extensive financial experience and unique perspectives on our Company and industry.”

“I am honored to be nominated to join the Stewart Board of Directors,” said Mr. Christenson. “I look forward to working collaboratively as a director, and believe that together, we can advance the goal of generating superior returns for all stockholders.”

Mr. Ajdler said, “We invested in Stewart because it is a strong company that presents tremendous opportunities for value creation. Like Glenn, I look forward to working with the Board and management team to unlock the value inherent in this great company.”

In connection with today’s announcements, Stewart has entered into an agreement with Foundation Asset Management and Engine Capital, which collectively own approximately 1,827,714 shares of Stewart common stock, representing approximately 8.5% of the Company’s outstanding shares. Under the agreement, Foundation and Engine have agreed not to solicit proxies in connection with the 2014 Annual Meeting and to vote their shares in support of all of the Board’s director nominees at the Annual Meeting. Foundation and Engine Capital have also agreed to a customary standstill provision. Pursuant to the agreement, Stewart will be establishing a special committee of the Stewart Board following the 2014 Annual Meeting to oversee Stewart’s cost savings initiatives and help determine if additional cost savings are obtainable. The complete agreement between Stewart, Foundation and Engine Capital will be filed in a Form 8-K with the Securities and Exchange Commission.

Dr. Hodo added, “Stewart has a longstanding policy of open communications with stockholders and welcomes constructive input toward achieving our goal of enhancing value. We are pleased to have reached this agreement with Foundation and Engine Capital, and our Board is confident that today’s announcements are in the best interests of the Company and all Stewart stockholders.”

Glenn Christenson

Glenn C. Christenson has been the managing director of Velstand Investments, LLC since 2004. He also serves as chief financial officer, senior vice president, treasurer and assistant secretary at Rancho Station, LLC. He served in various roles at Station Casinos Inc. (now Station Casinos LLC) between 1989 and 2007, including director, chief financial officer, chief administration officer, executive vice president, treasurer, principal accounting officer and assistant secretary. From 1983 to 1989, he served as a partner of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as a partner-in-charge of Audit Services for the Nevada practice and National Audit Partner at the Hospitality Industry. Mr. Christenson has been a director of NPC and SPPC since 2007. He also serves as a director at Sierra Pacific Power Company, Nevada Power Company, and NV Energy, Inc. (alternate name, Sierra Pacific Resources). Previously, he served as a director of First American Financial Corporation and Nevada Community Bank. He was named to the Nevada Society of CPAs Hall of Fame for Business and Industry in 2002 and was designated one of the Most Influential Businessmen in southern Nevada by In Business magazine in 2002. In a poll of investors and analysts conducted by Institutional Investor Magazine, Mr. Christenson was named the top chief financial officer in the gaming and lodging industry from 2006 to 2007. Mr. Christenson is a Certified Public Accountant and holds an undergraduate degree in Business Administration from Wittenberg University and an MBA in Finance from The Ohio State University.

Arnaud Ajdler

Arnaud Ajdler has served as the managing partner of Engine Capital LP, a value-oriented investment firm focused on companies going through changes, since February 2013. Prior to that, Mr. Ajdler was a partner at Crescendo Partners, a value-oriented activist investment firm from 2005 to 2013. Mr. Ajdler is also an adjunct professor at the Columbia Business School where he teaches a course in Value Investing. Mr. Ajdler also serves as the Chairman of the Board of Directors of Destination Maternity, Inc. Mr. Ajdler served as a director of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012 by Ascena Retail Group Inc., as a director of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012 by Fidelity National Financial Inc., and as a director of The Topps Company from August 2006 until the company was acquired in October 2007 by Madison Dearborn Partners, LLC and an affiliate of Michael Eisner. Mr. Ajdler received a BS in mechanical engineering from the Free University of Brussels, Belgium, an SM in Aeronautics from the Massachusetts Institute of Technology and an MBA from Harvard Business School.

About Stewart

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Offering personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, Stewart is the preferred real estate services provider. More information can be found at http://www.stewart.com/news, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter @stewarttitleco.

FORWARD LOOKING STATEMENTS

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our continual focus on aligning our operations to quickly adapt our costs to transaction volumes and market conditions; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Stewart Information Services Corporation (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2014 Annual Meeting (the “2014 Proxy Statement”). None of these potential participants owns in excess of 1 percent of the Company’s Common Stock. Certain directors and officers of the Company own substantial amounts of Class B Common Stock. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2014 Proxy Statement and other materials to be filed with the SEC in connection with the 2014 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2013 Annual Meeting of Stockholders (the “2013 Proxy Statement”), filed with the SEC on April 1, 2013, or the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 6, 2013 (the “Form 10-K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2014 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2013 PROXY STATEMENT, FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2014 Proxy Statement (when filed), 2013 Proxy Statement, Form 10-K and any other documents (including the WHITE proxy card) filed or to be filed by the Company with the SEC in connection with the 2014 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.stewart.com) or by writing to Stewart Information Services Corporation, Attention: Investor Relations, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

CONTACTS

INVESTORS: Ted C. Jones (713) 625-8014 ted@stewart.com	MEDIA: Eric Brielmann, Scott Bisang Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449